                                      Registration No. 333-_____
As filed with the Securities and Exchange Commission on
                 November 16, 1999
________________________________________________________________
          SECURITIES AND EXCHANGE COMMISSION
                WASHINGTON, D.C.  20549
       _________________________________________
                        FORM S-8
             REGISTRATION STATEMENT UNDER
              THE SECURITIES ACT OF 1933
       _________________________________________

            COMMERCIAL FEDERAL CORPORATION
------------------------------------------------------
(Exact name of Registrant as Specified in Its Charter)

           Nebraska                              47-0658852
-------------------------------              -------------------
(State or other jurisdiction of               (I.R.S. Employer
 incorporation or organization)              Identification No.)

                      2120 South 72nd Street
                      Omaha, Nebraska 68124
                         (402) 554-9200
          ----------------------------------------
          (Address of Principal Executive Offices)

                     Commercial Federal
              401(k) Plan for Acquired Companies
       -------------------------------------------------
                  (Full Title of the Plan)

               Mr. James A. Laphen, President
               Commercial Federal Corporation
                   2120 South 72nd Street
                    Omaha, Nebraska 68124
           ---------------------------------------
           (Name and Address of Agent For Service)

                       (402) 390-5361
 -------------------------------------------------------------
 (Telephone number, including area code, of agent for service)

                           COPIES TO:
                   GARY R. BRONSTEIN, ESQUIRE
                   DANIEL L. HOGANS, ESQUIRE
                HOUSLEY KANTARIAN & BRONSTEIN, P.C.
                1220 19TH STREET, N.W., SUITE 700
                    WASHINGTON, D.C.  20036
                         (202)  822-9611

              CALCULATION OF REGISTRATION FEE

====================================================================================
  Title of                      Proposed Maximum  Proposed Maximum     Amount Of
Securities to be  Amount to be   Offering Price   Aggregate Offering  Registration
Registered (1)     Registered    Per Share (3)    Price Per Share(4)     Fee
------------------------------------------------------------------------------------
Common Stock,
$.01 par value
per share            48,480         $19.90625       $965,055            $268.29
====================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests available pursuant to the Commercial Federal 401(k) Plan for Acquired Companies
    (the "Plan"), as described herein.
(2) Estimates the maximum number of shares expected to be issued under the Plan assuming that all employer and employee contributions to the Plan are used to purchase shares of Common Stock of Commercial Federal Corporation, together with an indeterminate number of shares which may be necessary to adjust the number of additional shares of Common Stock reserved for issuance pursuant to the Plan and being registered herein, as the result of a stock split, stock dividend, reclassification, recapitalization or similar adjustment(s) of the Common Stock of Commercial Federal Corporation.
(3) Estimated solely for the purpose of calculating the registration fee and calculated pursuant to Rule 457(c) based on the average of the high and low selling price per share of the Common Stock of $19.90625 per share on
    November 15, 1999.
(4) Estimated based on (2) and (3) above.

    THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE
AUTOMATICALLY UPON THE DATE OF FILING, IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933.

                        PART I

              INFORMATION REQUIRED IN THE
               SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION*
------

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
------   INFORMATION*

    *This Registration Statement relates to the registration of 48,480 shares of Common Stock, par value $.01 per share, of Commercial Federal Corporation (the "Company") reserved for issuance and delivery under the Commercial Federal 401(k) Plan for Acquired Companies (the "Plan"). Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428.

                       PART II

  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
------

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address for the Commission's Web site is "http://www.sec.gov".

    The following documents are incorporated by reference in this Registration Statement:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 as filed with the Commission on September 28, 1999 (Commission File No. 1-11515).

    (b) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 as filed with the Commission on November 15, 1999 (Commission File No. 1-11515).

    (c)  Current Reports on Form 8-K for events dated October 29,
1999, October 13, 1999 and September 9, 1999 (Commission File
No. 1-11515).

    (d) The description of the Company's securities contained in the Form 8-A filed with the Commission on July 13, 1995.

    ALL DOCUMENTS SUBSEQUENTLY FILED BY THE COMPANY AND THE PLAN PURSUANT TO SECTIONS 13(A), 13(C), 14, AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AFTER THE DATE HEREOF AND PRIOR TO THE FILING OF A POST-EFFECTIVE AMENDMENT WHICH INDICATES THAT ALL SECURITIES OFFERED HAVE BEEN SOLD OR WHICH DEREGISTERS ALL SECURITIES THEN REMAINING UNSOLD, SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT, AND TO BE A PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS.

ITEM 4.  DESCRIPTION OF SECURITIES
------

    Not applicable, as the Common Stock is registered under
Section 12 of the Securities and Exchange Act of 1934.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL
------

    Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
------

Federal Regulations clearly define areas for indemnity coverage, as follows:

    (a) Any person against whom any action is brought by reason of the fact that such person is or was a director or officer of the Bank shall be indemnified by the Bank for:

         (i) Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred by such person in connection with proceedings related to the defense or settlement of such action;

         (ii) Any amount for which such person becomes liable by reason of any judgment in such action;

         (iii) Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred in any action to enforce his rights under this section, if the person attains a final judgment in favor of such person in such enforcement action.

    (b) Indemnification provided for in subparagraph (a) shall be made to such officer or director only if the requirements of this subparagraph are met:

         (i) The Bank shall make the indemnification provided by subparagraph (a) in connection with any such action which results in a final judgment on the merits in favor of such officer or director.

         (ii) The Bank shall make the indemnification provided by subparagraph (a) in case of settlement of such action, final judgment against such director or officer or final judgment in favor of such director or officer other than on the merits except in relation to matters as to which he shall be adjudged to be liable for negligence or misconduct in the performance of his duty, only if a majority of the directors of the Bank determines that such a director or officer was acting in good faith within what he was reasonably entitled to believe under the circumstances was the scope of his employment or authority and for a purpose which he was reasonably entitled to believe under the circumstances was in the best interest of the Bank or its shareholders.

    However, no indemnification shall be made unless the Bank gives the OTS at least 60 days' notice of its intention to make such indemnification. No such indemnification shall be made if the OTS advises the Bank in writing, within such notice period, of its objection thereto.

    (c)  As used in this paragraph:

         (i) "Action" means any action, suit or other judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

         (ii) "Court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

         (iii) "Final Judgment" means a judgment, decree, or order which is appealable and as to which the period for appeal has expired and no appeal has been taken;

         (iv) "Settlement" includes the entry of a judgment by consent or by confession or upon a plea of guilty or of nolo contendere.

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY

    Indemnification of directors and officers of the Company is provided under Article VI of the Articles of Incorporation of the Company for judgments, fines, settlements, and expenses, including attorney fees incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Article VI of the Articles of Incorporation provides that an outside director shall not be personally liable to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director and authorizes the Company to indemnify such outside director against monetary damages for such breach to the full extent permitted by law. This provision applies to acts or omissions occurring after the effective date of the amendment, and does not limit liability for (i) any act or omission not in good faith which involves intentional misconduct or a knowing violation of law, (ii) any transaction from which the outside director derived an improper direct or indirect financial benefit, (iii) paying a dividend or approving a stock repurchase in violation of the Nebraska Business Corporation Act or (iv) any act or omission which violates a declaratory or injunctive order obtained by the Company or its stockholders. For purposes of Article VI, "outside director" is defined as any member of the Board of Directors who is not an officer or a person who may control the conduct of the Company through management agreements, voting trusts, directorships in related corporations or any other device or relationship.

    The Company has purchased director and officer liability insurance that insures directors and officers against certain liabilities in connection with the performance of their duties as directors and officers, including liabilities under the Securities Act of 1933, as amended, and provides for payment to the Company of costs incurred by it in indemnifying its directors and officers.

    Under Nebraska law, indemnification of directors and officers may be provided for judgments, fines, penalties, settlements, and expenses, including attorney's fees, incurred in connection with any threatened, pending, or completed action, suit, or proceeding other than an action by or in the right of the Company. This applies to any civil, criminal, investigative, arbitrative, or administrative action, formal or informal, provided that the director or officer involved acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Indemnification of directors and officers may be also provided for judgments, fines, settlements, and expenses, including attorney's fees, incurred in connection with any threatened, pending, or completed action, or suit by or in the right of the corporation if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter in which such person is adjudged to be liable for negligence or misconduct in the performance of his duties to the corporation unless the court in which the action is brought deems indemnity proper.

    The grant of indemnification to a director or officer shall be determined by a majority of a quorum of disinterested directors, by a written opinion from independent legal counsel, or by the shareholders.

    Indemnification shall be provided to any directors and officers for expenses, including attorney's fees, actually and reasonably incurred in the defense of any action, suit or proceeding to the extent that he or she has been successful on the merits.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED
------

      Not Applicable.

ITEM 8.  EXHIBITS
------

    The exhibit schedules filed or included as part of this Registration Statement are as follows:

    4.1  Commercial Federal 401(k) Plan for Acquired Companies
         (the "Plan")

    5.1 Opinion of Housley Kantarian & Bronstein, P.C. as to the validity of the Common Stock being registered

    5.2 Favorable determination letter from the Internal Revenue Service dated April 2, 1999 regarding the tax-qualification of the Railroad Savings Bank, FSB 401(k) Savings and Profit Sharing Plan which was amended and restated as the Commercial Federal 401(k) Plan for Acquired Companies

    23.1 Consent of Housley Kantarian & Bronstein, P.C. (appears in their opinion filed as Exhibit 5.1)

    23.2 Consent of Independent Auditors

    24 Power of Attorney (contained in the signature page to this Registration Statement)

    99.1 Copy of the Plan's most recent Annual Report on Form
         5500 as filed with the Internal Revenue Service

ITEM 9.  UNDERTAKINGS
------

    1.   The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by
         Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

    2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of

1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Omaha, State of Nebraska, on November 16, 1999.

                           COMMERCIAL FEDERAL CORPORATION


                           By: /s/ William A. Fitzgerald
                               ----------------------------
                               William A. Fitzgerald
                               Chairman of the Board and
                               Chief Executive Officer
                               (Duly Authorized Representative)


                   POWER OF ATTORNEY

     We, the undersigned Directors of Commercial Federal Corporation, hereby severally constitute and appoint William A. Fitzgerald, who may act, with full power of substitution, our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said William
A. Fitzgerald, who may act, may deem necessary or advisable to enable Commercial Federal Corporation, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of Commercial Federal Corporation common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said William
A. Fitzgerald shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                           Title                           Date
/s/ William A. Fitzgerald      Principal Executive Officer        November 16, 1999
-----------------------------         and Director
William A. Fitzgerald
Chairman of the Board and
Chief Executive Officer

/s/ James A. Laphen            Principal Financial Officer        November 16, 1999
-----------------------------
James A. Laphen
President, Chief Operating
Officer and Chief Financial
Officer


/s/ Gary L. Matter             Principal Accounting Officer       November 16, 1999
-----------------------------
Gary L. Matter
Senior Vice President, Controller
and Secretary

/s/ Talton K. Anderson          Director                          November 16, 1999
-----------------------------
Talton K. Anderson

/s/ Michael P. Glinsky          Director                          November 16, 1999
-----------------------------
Michael P. Glinsky


/s/ Robert F. Krohn             Director                          November 16, 1999
-----------------------------
Robert F. Krohn

/s/ Carl G. Mammel              Director                          November 16, 1999
-----------------------------
Carl G. Mammel

/s/ Sharon G. Marvin            Director                          November 16, 1999
-----------------------------
Sharon G. Marvin


/s/ Robert S. Milligan          Director                          November 16, 1999
-----------------------------
Robert S. Milligan


/s/ James P. O'Donnell          Director                          November 16, 1999
-----------------------------
James P. O'Donnell


/s/ Robert D. Taylor            Director                          November 16, 1999
-----------------------------
Robert D. Taylor


/s/ Aldo J. Tesi                Director                          November 16, 1999
-----------------------------
Aldo J. Tesi


                   INDEX TO EXHIBITS





Exhibit     Description
-------     -----------


  4.1       Commercial Federal 401(k) Plan for Acquired
            Companies (the "Plan")

  5.1 Opinion of Housley Kantarian & Bronstein, P.C. as to the validity of the Common Stock being registered

  5.2 Favorable determination letter from the Internal Revenue Service dated April 2, 1999 regarding the tax-qualification of the Railroad Savings Bank, FSB 401(k) Savings and Profit Sharing Plan which was amended and restated as the Commercial Federal 401(k) Plan for Acquired Companies

 23.1       Consent of Housley Kantarian & Bronstein, P.C.
            (appears in their opinion filed as Exhibit 5.1)

 23.2       Consent of Independent Auditors

 24 Power of Attorney (contained in the signature page to this Registration Statement)

 99.1       Copy of the Plan's most recent Annual Report on Form
            5500 as filed with the Internal Revenue Service